WAIVER AND CONSENT

Reference is made to that certain Securities Purchase Agreement, dated as of November 30, 2005, by and among Sequiam Corporation, a California corporation (the “Company”) and the investors (the “Investors”) identified therein (the “Purchase Agreement”) and to that certain Certificate of Determination of Preferences, Rights and Limitations of Series A 9% Convertible Preferred Stock, filed with the Secretary of State of the State of California on December 9, 2005 (the “Certificate”).

WHEREAS, Effective July 6, 2006, Sequiam Biometrics, Inc. (“Biometrics”), a wholly-owned subsidiary of the Company, entered into a Distribution and Manufacturing Agreement (the “Agreement”) with Quasar Group, Inc. (“Quasar”), pursuant to which Biometrics and Quasar agreed to form a new corporation (“Distributor”) in Switzerland. Biometrics will own 51% and Quasar will own 49% of Distributor. As part of the Agreement, and as a prerequisite of the Distributor obtaining a Swiss canton-sponsored loan in connection with the Swiss Bonny Decree program, Biometrics and Quasar will demonstrate that the Distributor will have a minimum of $1,500,000 in intangible assets. Distributor will use its best effort to secure a loan via the Swiss Bonny Decree program in an amount equal to three million Swiss francs, which will be Quasar’s sole responsibility. Pursuant to the Bonny Decree program, the loan will have an annual interest rate corresponding to the standard commercial credit interest rate in Switzerland and will be amortized over a period no longer than ten years. The loan should have a payment grace period of no less than two years;

WHEREAS, the Certificate precludes the Company and any of its subsidiaries from entering into any indebtedness for borrowed money of any kind without obtaining the prior written consent and waiver of the undersigned;

WHEREAS, Effective July 21, 2006, Biometrics entered into a Stock Purchase Agreement with Magstone Innovation, Inc. (“Magstone”) and Magstone’s sole shareholder (“Shareholder”). In exchange for 75% of Magstone’s issued and outstanding capital stock, Biometrics will issue and deliver to Shareholder, 500,000 shares of the Company’s common stock restricted under Rule 144:

WHEREAS, the Purchase Agreement and the Certificate preclude the Company from issuing securities pursuant to an acquisition to a recipient that is not an operating company without obtaining the prior written consent and waiver of the undersigned;

WHEREAS, On April 11, 2006, the Company entered into to an Amendment to a Promissory Note (the “Amendment”) with Anthony Bruno. As part of the Amendment, it was agreed that for certain consideration provided by Anthony Bruno, the warrant previously issued to Anthony Bruno would be amended to 476,191 of the Company’s common shares restricted under rule 144 at $0.21 per share;

WHEREAS, The Purchase Agreement and the Certificate allow the Company to issue securities that were exercisable into the Company’s common shares that were outstanding on the dates of the Purchase Agreement and the Certificate. However, the Purchase Agreement and the Certificate preclude the Company from issuing these securities when such securities have been amended since the dates of the Purchase Agreement and the Certificate without obtaining the prior written consent and waiver of the undersigned;

NOW, THEREFORE,

1.	The Company hereby agrees that on or before 9:00 a.m., New York time, on September 1, 2006, the Company shall file with the SEC a Form 8-K with this Waiver and Consent as an attachment.

2.
The undersigned hereby (i) acknowledges, approves of and consents to a) the Distributor entering into indebtedness as described above, b) the issuance of the Company’s common stock, as described above to the individual described as “Shareholder”, c) and the amendment of the warrant as described above, and further acknowledges that these items, as proposed herein, will not give rise to a termination or default under the Agreement or the Certificate; and (ii) waives Section 4.14 of the Purchase Agreement and Section 10 of the Certificate with respect to these items. Notwithstanding the foregoing, the undersigned shall only provide the consents and waivers described herein if the Company files an 8-K as agreed to in Section 1 above.

Subject to the consents and waivers provided herein, the Purchase Agreement and Certificate shall remain in full force and effect. Except as expressly set forth herein, this Consent & Waiver Agreement shall not be deemed to be a waiver, amendment or modification of any provisions of the Purchase Agreement or the Certificate or of any right, power or remedy of the Investors, or constitute a waiver of any provision of the Purchase Agreement or Certificate (except to the extent herein set forth), or any other document, instrument and/or agreement executed or delivered in connection therewith, in each case whether arising before or after the date hereof or as a result of performance hereunder or thereunder. Except as set forth herein, the Investors reserve all rights, remedies, powers, or privileges available under the Purchase Agreement and the Certificate, at law or otherwise. This Consent & Waiver Agreement shall not constitute a novation or satisfaction and accord of the Purchase Agreement or any other document, instrument and/or agreement executed or delivered in connection therewith.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of this 31 day of August, 2006.

            DKR SOUNDSHORE OASIS HOLDING FUND LTD.

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